Exhibit 5

           [letterhead of WEIZENECKER, ROSE, MOTTERN and FISHER, P.C.]


                            July 8, 2002

Environmental Energy Services, Inc.
205 South Bickford
El Reno, Oklahoma 73036

Ladies and Gentlemen:

      You have requested my opinion as counsel for Environmental Energy Services, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder, and the issuance by the Company of up to 25,000,000 shares of Common Stock, under the 2002 Employee, Consultant and Advisor Stock Compensation Plan of the Company.

     I have examined the Company's Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission on or about July 9, 2002 (the "Registration Statement"). I further have examined the Certificate of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Delaware, the By-laws, and the minute books of the Company as a basis for the opinion hereafter expressed.

     Based on the foregoing examination, I am of the opinion that, upon issuance in the manner described in the Registration Statement, the shares of Common Stock covered by the Registration Statement will be legally issued, fully paid and nonassessable shares of the capital stock of the Company.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/Robert J. Mottern

                           Weizenecker, Rose, Mottern and Fisher, P.C.